Exhibit 33.2

ASSERTION OF COMPLIANCE WITH

APPLICABLE SERVICING CRITERIA

The Bank of New York Mellon (formerly The Bank of New York), BNY Mellon Trust of Delaware (formerly BNYM (Delaware)) and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), (collectively, the “Company”) provides this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) asset-backed securities issued on or after January 1, 2006 and like-kind transactions issued prior to January 1, 2006 that are subject to Regulation AB for which the Company provides trustee, securities administration or paying agent services, as defined and to the extent applicable in the transaction agreements, other than residential mortgage-backed securities and other mortgage-related asset-backed securities.

Period: Twelve months ended December 31, 2012 (the “Period”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except as set forth in the column titled “Not Applicable To Platform” in Appendix 1 attached hereto.

With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(vii), there were no activities performed during the Period with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

With respect to servicing criterion 1122(d)(2)(vi) management has engaged a vendor to perform the activities required by the servicing criterion. Management has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and management has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criterion applicable to the vendor. Management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion.

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

1. The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

2. The Company has assessed compliance with the Applicable Servicing Criteria including the servicing criterion for which compliance is determined based on Interpretation 17.06 as described above. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria other than as identified on Schedule A attached.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

The Bank of New York Mellon		BNY Mellon Trust of Delaware

/s/	Richard P. Stanley	/s/	Robert L. Griffin
	Richard P. Stanley		Robert L. Griffin
	Authorized Signatory		Authorized Signatory

The Bank of New York Mellon Trust Company, N.A.

/s/	Troy L. Kilpatrick
Troy L. Kilpatrick
Authorized Signatory

Dated: February 28, 2013

Schedule A

Material Instances of Noncompliance by the Company

1122(d)(3)(i): Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (B) Provide information calculated in accordance with the terms specified in the transaction agreements.

Noncompliance:

During the reporting period, certain reports to investors contained information that was not calculated in accordance with the terms specified in the transaction agreements.

Remediation:

When management becomes aware that such changes are necessary, the applicable investor reports are revised to reflect payment adjustments made and are maintained in accordance with the terms specified in the transaction agreements.

1122(d)(3)(ii): Amounts due to investors are allocated and remitted in accordance with time frames, distribution priority and other terms set forth in the transaction agreements.

Noncompliance:

With respect to certain remittances during the reporting period, amounts due to investors were not allocated and remitted in accordance with the distribution priority and other terms set forth in the transaction agreements.

Remediation:

When management becomes aware that such changes are necessary, the applicable payments are adjusted and revisions are made to ensure that future payments will be allocated and remitted in accordance with the distribution priority and other terms set forth in the transaction agreements.